Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF SEPTEMBER 6, 2013

BETWEEN

ROCK OIL COMPANY, LLC

AS SELLER

AND

SN COTULLA ASSETS, LLC

AS BUYER

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	(b)	Authority	10
	(c)	Enforceability	10
	(d)	No Conflicts	11
	(e)	Securities Law Disclosure	11
	(f)	Financial Ability	11
	(g)	Investment Experience	11
	(h)	Physical and Environmental Defects	11
	(i)	Brokers	12

6.	Pre-Closing Covenants		12

	(a)	Seller’s Pre-Closing Covenants	12
	(b)	Buyer’s Covenants	13

7.	Title and Environmental Matters		14

	(a)	Access	14
	(b)	Indemnity and Disclaimer	14
	(c)	Defect Notice	15
	(d)	Defect Remedies	15
	(e)	Post-Closing Remedies	17
	(f)	Exclusive Remedy	17

8.	Environmental Acknowledgments		17

9.	Casualty Loss		17

	(a)	Risk of Loss	18
	(b)	Casualty Loss	18
	(c)	Casualty Remedies	18

10.	Preferential Rights and Consents		19

11.	Conditions Precedent to the Closing		19

	(a)	Buyer’s Representations and Covenants	19
	(b)	Seller’s Representations and Covenants	19
	(c)	Litigation	20
	(d)	Defects	20

12.	Closing		20

	(a)	Preliminary Settlement Statement	20
	(b)	Closing Deliverables	20

13.	Post-Closing Adjustments		21

14.	Post-Closing Covenants		21

	(a)	Recording and Sales Tax	21
	(b)	Records	22
	(c)	Records Subject to Transfer Restrictions	22
	(d)	Financial Information	22

15.	Operations		22

16.	Indemnities		22

	(a)	Seller’s Indemnification	22
	(b)	Buyer’s Indemnification	23
	(c)	Monetary Damages	23
	(d)	Monetary Limitation	23
	(e)	Time Limitation	23
	(f)	Indemnification Actions	24
	(g)	Mitigation	25
	(h)	Exclusive Remedy	25

17.	Disclaimers		25

18.	Termination and Notices		27

	(a)	Termination	27
	(b)	Buyer’s Remedy	27
	(c)	Seller’s Remedy	27

19.	Notices		28

20.	Miscellaneous		28

	(a)	Exhibits	28
	(b)	Integration	29
	(c)	Amendments	29
	(d)	No Assignment	29
	(e)	Binding Effect	29
	(f)	Third Parties	29
	(g)	No Merger; Survival	29
	(h)	Expenses and Fees	29
	(i)	Arbitration	30
	(j)	Governing Law	30
	(k)	Attorney’s Fees	30
	(l)	Press Releases	30
	(m)	Interpretation	30
	(n)	Construction	31
	(o)	Timing	31
	(p)	Further Assurances	31
	(q)	Counterparts	31

List of Exhibits and Schedules

Exhibit A — Leases and the Land

Exhibit B — Wells

Exhibit C — Equipment

Exhibit D — Surface Rights

Exhibit E — Material Contracts

Exhibit F — Assignment

Exhibit G — Non-Foreign Affidavit

Exhibit H — Map of Wycross Gas Gathering System

Schedule 1 — Definitions

Schedule 3(d) — Allocation of Purchase Price

Schedule 4 — Disclosure Schedule

Schedule 5 — Depreciation

Schedule 1

Definitions

“Abraxas” has the meaning set forth in Section 15.

“Abraxas Agreement” has the meaning set forth in Section 15.

“Adjusted Purchase Price” has the meaning set forth in Section 3.

“Affiliate” means any individual, group, partnership, corporation, trust or other entity which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by an individual, group, partnership, corporation, trust or other entity which directly or indirectly controls such Party, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of an individual, group, partnership, corporation, trust or other entity.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” and “Allocated Values” have the meanings set forth in Section 3(d).

“Arbitration Demand” has the meaning set forth in Section 20(i).

“Assignment” has the meaning set forth in Section 12(b)(i).

“Assumed Liabilities” has the meaning set forth in Section 1(c).

“Bank Liens” has the meaning set forth in Section 7(d)(vi).

“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 16(a).

“Buyer’s Notice Date” has the meaning set forth in Section 7(c).

“Buyer Withdrawn Properties” has the meaning set forth in Section 7(d)(v).

“Casualty Event” has the meaning set forth in Section 9(b).

“Casualty Loss” has the meaning set forth in Section 9(b).

“Casualty Threshold” has the meaning set forth in Section 9(b).

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“Claim Notice” has the meaning set forth in Section 16(f)(ii).

“Claims” shall mean any and all claims, demands, complaints, causes of action, suits, actions and appeals.

“Closing” has the meaning set forth in Section 12.

“Closing Date” has the meaning set forth in Section 12.

“Code” has the meaning set forth in Section 3(e).

“Condition of the Properties” has the meaning set forth in Section 1(c).

“Damages” shall mean the amount of any actual liability, loss, cost, expense, recovery, liability, award, settlement, penalty, fine or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Agreement for, and “Damages” shall not include, loss of profits or other consequential damages suffered by the Indemnified Party, or any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third parties and actually paid by an Indemnified Party pursuant to a Third Party Claim).

“Deductible” means two percent (2%) of the unadjusted Purchase Price.  Any adjustment to the Purchase Price for Title Defects and Environmental Defects that individually exceed the Defect Threshold shall include only that portion of the sum of (a) Title Defects and (b)  Environmental Defects which collectively exceeds the Deductible.

“Defect” has the meaning set forth in Section 7(d)(v).

“Defect Notice” has the meaning set forth in Section 7(c).

“Defect Threshold” means Fifty Thousand Dollars ($50,000.00).  Each Title Defect with a Title Defect Value, and each Environmental Defect with a Remediation Value, respectively, of less than the Defect Threshold shall be considered a Permitted Encumbrance, and Buyer shall assume sole and exclusive responsibility for all such Title Defects and Environmental Defects.

“Deposit” has the meaning set forth in Section 2.

“Disclosure Schedule” means the disclosure schedule attached as Schedule 4 hereto.

“Effective Time” has the meaning set forth in Section 3.

“Environmental Defect” means any contamination or condition resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under or from the

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Land, or the migration or transportation from other lands to the Land, or from the Land to other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which is in violation of Environmental Law and is not otherwise authorized by permit or Environmental Law and for which remedial, investigative or corrective action is required.

“Environmental Law” means any and all Laws relating to the protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any federal, state and local Law governing the same, similar or related matters.

“Equipment” means the equipment, machinery, tools, tangible personal property, facilities, improvements, structures and fixtures located on the Land, or directly used in connection with the Leases or the Wells, for the production, gathering, treatment, compression, transportation, processing, sale or disposal of hydrocarbons or water produced from the Wells, including all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, pads, pits, cellars, sumps, separators, treaters, compressors, pipelines and other improvements described in Exhibit C hereto.

“Escrow Account” has the meaning set forth in Section 2.

“Escrow Agent” has the meaning set forth in Section 2.

“Escrow Agreement” has the meaning set forth in Section 2.

“Excluded Properties” has the meaning set forth in Section 1(b).

“Final Settlement Statement” has the meaning set forth in Section 13.

“Fundamental Representations” has the meaning set forth in Section 16(d).

“GAAP” means generally accepted accounting principles customarily applied in the oil and gas industry as interpreted as of the date of this Agreement.

“Hedges” means any swap, collar, floor, cap, option, derivative instrument or other contract that is intended to eliminate or reduce the risk of fluctuations in the price of oil, gas or other hydrocarbons.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Production from or attributable to the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant or any other location.

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“Indemnified Party” has the meaning set forth in Section 16(f)(i).

“Indemnifying Party” has the meaning set forth in Section 16(f)(i).

“Knowledge” has the meaning set forth in Section 4 and Section 5.

“Land” has the meaning set forth in Section 1(a)(i).

“Law” means any and all applicable laws, statutes, rules, regulations, orders, judgments, writs, injunctions or decrees of any applicable governmental entity.

“Leases” has the meaning set forth in Section 1(a)(i).

“Material Contracts” means the agreements, contracts, options, licenses, permits and other documents related to the ownership or operation of the Leases, the Wells, the Production, the Surface Rights or the Equipment, including all operating, pooling, unit, development, exploration, participation, farm-out, area of mutual interest, water disposal, gathering, processing, transportation and product purchase agreements, options, and licenses, permits, orders and decisions of state and federal regulatory authorities, including those described in Exhibit E hereto.

“Mechanic’s Liens” has the meaning set forth in Section 7(d)(vi).

“Net Mineral Acres” means, on a lease by lease basis, as to each parcel or tract of Land covered by a Lease, the product of (i) the number of acres of land contained in such parcel or tract (i.e. gross acres) multiplied by (ii) the lessor’s undivided interest in and to the oil and gas mineral estate in and under the Lands covered by such parcel or tract multiplied by (iii) Seller’s undivided interest in such Lease (provided, however, if items (ii) and (iii) of this definition vary as to different areas within any tracts or parcels burdened by such Leases, a separate calculation shall be performed with respect to each such area), in each instance, as set forth on Exhibit A for each such Lease or separate area within a given Lease.

“Net Revenue Interest” means, with respect to a Lease, Seller’s interest in oil, gas and other minerals produced, saved and sold from the Land covered by such Lease, as set forth in Exhibit A, after giving effect to all landowners’ royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” means Naturally Occurring Radioactive Material.

“Outside Termination Date” has the meaning set forth in Section 18(a).

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Encumbrances” means any of the following:

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(a)                                 The terms and conditions of this Agreement, the Leases, the Material Contracts, and the Surface Rights, and all matters described in the Disclosure Schedule, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Schedule 3(d) hereto; or (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Schedule 3(d) hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

(b)                                 Royalties and overriding royalties burdening the Properties, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from such Properties to less than the Net Revenue Interest for such Properties set forth in Schedule 3(d) hereto; or (B) increase the Working Interest of Seller in such Properties to greater than the Working Interest set forth in Schedule 3(d) hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

(c)                                  All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if such are routinely obtained subsequent to the sale or conveyance;

(d)                                 Third party consents to assignment that have been obtained, or will be obtained prior to Closing, from the appropriate parties and preferential purchase rights to purchase identified on the Disclosure Schedule;

(e)                                  Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto which do not have a material adverse effect on the oil and gas operations to be conducted on any of the Properties;

(f)                                   Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(g)                                  All rights reserved to or vested in any governmental authority to control or regulate any of the Properties in accordance with applicable Law;

(h)                                 Division orders terminable without penalty upon no more than sixty (60) days prior written notice;

(i)                                     Liens arising under operating agreements, unitization and pooling agreements and sales contracts securing amounts not yet due, or, if due, being contested in good faith in the ordinary course of business;

(j)                                    Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith in the ordinary course of business;

(k)                                 Any real property taxes not yet due and payable;

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(l)                                     The lack of a release of any prior expired oil and gas lease covering any portion of the Lands, if the Records contain an affidavit of non-production;

(m)                             Mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases to the extent the same are subordinated to the Leases;

(n)                                 The lack of any ancillary probate in the chain of title to a lessor’s interest covered by any of the Leases, unless Buyer provides evidence that any such defect or irregularity results in another person’s superior claim of title;

(o)                                 Any question as to the legitimacy of a survey or the lack of a survey;

(p)                                 Any failure to recite marital status in a document in the chain of title, unless Buyer provides evidence that any such defect or irregularity results in another Person’s superior claim of title;

(q)                                 Any change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of this Agreement, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Properties to less than the Net Revenue Interest for the Properties set forth in Schedule 3(d) hereto; or (B) increase the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth in Schedule 3(d) hereto (unless Seller’s Net Revenue Interest therein is increased in the same proportion); and

(r)                                    Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 7.

“Post-Closing Date” shall mean one-hundred-eighty (180) days after the Closing Date.

“Preliminary Amount” has the meaning set forth in Section 12(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 12(a).

“Production” means the oil, gas, condensate and other hydrocarbon production produced from the Land covered by the Leases, or attributable thereto, or to lands pooled or unitized therewith, from and after the Effective Time.

“Production Taxes” means the ad valorem, severance, production, property or similar taxes and assessments attributable to the Properties (specifically excluding Seller’s  federal income taxes  and state income and franchise taxes).

“Properties” has the meaning set forth in Section 1(a).

“Property Costs” has the meaning set forth in Section 3(a)(i).

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“Purchase Price” has the meaning set forth in Section 2.

“Records” means Seller’s files and records primarily related to the Leases, the Land, the Wells, the Equipment, the Production, the Surface Rights and the Material Contracts, including: (A) title abstracts, title opinions, leases, assignments, contracts, rights of way, surveys, maps, plats and related correspondence; (B) well files, logs, and operations, engineering and maintenance records; (C) joint interest billing, lease operating expense, division of interest and accounting records; (D) the Production Taxes; and (E) all seismic, engineering, geological and geophysical data, information, and technical evaluations, but only to the extent not subject to un-Affiliated third party contractual restrictions on disclosure or transfer that Buyer has not agreed in writing to pay or satisfy at its cost, to the extent disclosure or transfer is permitted on the payment of a fee, and only to the extent related to the Properties; but, in all cases, specifically excluding the records and files related to the Excluded Properties described in Section 1(b) below.

“Remediation Value” means, with respect to an individual Environmental Defect, the reasonable cost to remediate such Environmental Defect as determined in accordance herewith. In no event shall the Remediation Value for any of the Properties exceed the lesser of the Allocated Value set forth in Schedule 3(d), or the reasonable cost to remediate such Environmental Defect, if the cost to cure is reasonably determinable.

“Sales Tax” has the meaning set forth in Section 14(a).

“Securities Law” means all applicable federal and state securities Laws, including the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 16(b).

“Seller’s Response Date” has the meaning set forth in Section 7(d).

“Seller Withdrawn Properties” has the meaning set forth in Section 7(d)(v).

“Surface Rights” means the easements, rights-of-way, permits, leases, licenses, servitudes, access agreements, surface use agreements or other similar interests with respect to ingress, egress, access to the Lands or the Wells, including those described in Exhibit D hereto.

“Third Party Claim” shall mean a Claim against one of the Parties by an individual or entity other than one of the Parties or any of its Affiliates.

“Title Defect” means, with respect to Seller’s interest in any of the Properties, on a property by property basis, any lien, charge, encumbrance or defect of title, excluding the Permitted Encumbrances, that: (A) increases the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth on Exhibit A (unless Seller’s Net Revenue Interest therein is increased in the same proportion); (B) diminishes the Net Revenue Interest of Seller in any of the Properties to less than the Net Revenue Interest as set forth on Exhibit A; (C)

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diminishes the Net Mineral Acres of Seller in any of the Properties to less than the Net Mineral Acres as set forth on Exhibit A; (D) results in a pledge, security interest or lien upon a Lease or any of the Properties; or (E) has an adverse effect on the ownership or operation of a Lease or any of the Properties.

“Title Defect Value” means, with respect to an individual Title Defect, the amount by which the Allocated Value of the affected Properties is reduced as a result of such Title Defect as determined in accordance herewith. In no event shall the Title Defect Value for a particular Property exceed the lesser of the Allocated Value set forth in Schedule 3(d) hereto, or the reasonable cost to cure the Title Defect, if the cost to cure is reasonably determinable.

“Wells” means the oil and gas wells described in Exhibit B hereto.

“Withdrawn Properties” has the meaning set forth in Section 7(d)(v).

“Working Interest” means, with respect to an individual Lease, Seller’s interest in and to the leasehold estate created by such Lease set forth in Exhibit A, insofar as such leasehold interest is burdened by the obligation to bear and pay costs, without regard to any landowners’ royalties, overriding royalties, production payments or similar burdens on production.

“Wycross Gas Gathering System” means the pipeline system shown in Exhibit H hereto.

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 6, 2013, but effective as of the Effective Time, is between ROCK OIL COMPANY, LLC, a Delaware limited liability company (“Seller”), and SN COTULLA ASSETS, LLC, a Texas limited liability company  (“Buyer”). Seller and Buyer may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

Recitals

A.                                    Seller owns certain rights and interests in and to certain oil and gas properties located in the State of Texas, as more particularly described in Section 1(a) below.

B.                                    Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to such oil and gas properties, in accordance with the terms and conditions of this Agreement.

Agreement

FOR ONE HUNDRED DOLLARS ($100.00), the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Purchase and Sale.

(a)                                 Properties.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing, but effective as of the Effective Time, all of Seller’s right, title and interest in and to the following, excluding the Excluded Properties (collectively, the “Properties”):

(i)                                     The leasehold estates created by the oil and gas leases (the “Leases”) described in Exhibit A hereto, insofar and only insofar as the Leases cover the depths under the land (the “Land”) described in Exhibit A hereto.

(ii)                                  The Wells.

(iii)                               The Equipment.

(iv)                              The Surface Rights.

(v)                                 The Material Contracts.

(vi)                              The Production.

(vii)                           The Wycross Gas Gathering System.

(viii)                        All trade credits, accounts receivable, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Properties (including from the sale of any Production) with respect to any period of time from and after the Effective Time.

(ix)                              All Claims for refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes attributable to any period (or portion thereof) from and after the Effective Time.

(x)                                 The Records.

(b)                                 Excluded Properties.  Notwithstanding anything to the contrary, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Properties, and Seller hereby expressly reserves, excepts and retains unto itself all of Seller’s right, title and interest in and to the following:

(i)                                     The Production attributable to the Properties prior to the Effective Time, together with all proceeds from and rights relating to the sale of such Production.

(ii)                                  All funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any security, deposits, bonds, advances or prepayments) attributable to the Properties, or the operation thereof prior to the Effective Time, or attributable to the Withdrawn Properties, before and after the Effective Time.

(iii)                               All Claims for any refund of or loss carry forwards with respect to: (A) Production Taxes for any period prior to the Effective Time; (B) Seller’s income, occupational or franchise taxes; and (C) any taxes attributable to the Withdrawn Properties.

(iv)                              All Claims in favor of Seller for all periods prior to the Closing Date: (A) under any policy or agreement of insurance, indemnity, surety, guaranty or bond; or (B) except as otherwise set forth in Section 9, to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property.

(v)                                 All computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment.

(vi)                              All cars, trucks, tractors, trailers, rigs and other rolling stock.

(vii)                           All personal property, furniture, fixtures and equipment located in Seller’s offices.

(viii)                        All intellectual property, patents, copyrights, and trade secrets, names, marks and logos, and all software, studies, interpretations, compilations and reports relating to geology, geophysics and reserve characteristics of the Land, as well as any information or interpretative or proprietary data which Seller considers confidential or proprietary to Seller or which Seller cannot lawfully disclose or assign to Buyer due to third party restrictions that Buyer has not agreed in writing to pay or satisfy at its cost, to the extent disclosure or transfer is permitted on the payment of a fee.

(ix)                              All correspondence, memoranda, agreements, documents and other communications (other than title opinions applicable to the Properties) that are protected by the attorney-client privilege or the attorney work-product privilege.

(x)                                 All correspondence, memoranda, agreements, documents and other communications among Seller, and Seller’s Affiliates, members, investors, banks, lending institutions, investment banks, brokers and prospective purchasers of the Properties, and their respective officers, directors, shareholders, managers, members, employees, consultants, attorneys, accountants, agents and authorized representatives, including contact lists, sales materials, confidentiality agreements, reports, bids, offers, analyses and draft agreements.

(xi)                              All corporate, legal, financial, accounting and tax records, except those tax records for Production Taxes directly related to the Properties, or which are necessary for Buyer’s ownership, administration or operation of the Properties.

(xii)                           The Withdrawn Properties.

(xiii)                        Any contracts, including Material Contracts, which were not provided to Buyer on or before the execution of this Agreement that are rejected, in writing, by Buyer on or before Closing.

(xiv)                       All Hedges.

(c)                                  Assumed Liabilities.  Upon and after Closing, Buyer shall, and does hereby agree to, assume, bear and perform all the duties, obligations and liabilities arising in connection with or related to the Properties, as follows: (i) all express and implied covenants, duties, obligations and liabilities under the terms of the Leases, the Surface Rights, and the Material Contracts attributable to the period from and after the Effective Time; (ii) all Property Costs and other costs which are for the account of Buyer pursuant to Section 3(a) below; (iii) all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Properties are subject accruing after the Effective Time; (iv) all Sales Taxes and Production Taxes (including applicable penalties and interest) for which Buyer has agreed to be responsible hereunder; (v) compliance with all applicable Laws pertaining to the Properties, including the procurement and maintenance of all permits required by public authorities in connection with the Properties, after the Effective Time; (vi) except for Seller’s special warranty of title against liens and encumbrances arising by, through or under Seller,  but not otherwise, that is subject to the Permitted Encumbrances, the condition of the Properties (“Condition of the Properties”), both surface and subsurface, on the Closing Date

(including all obligations to properly plug and abandon, or re-plug and re-abandon, all wells that are located on the Properties, to restore the surface of the Lands, and to comply with, or to bring the Properties into compliance with, Environmental Laws, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required); (vii) all Title Defects (other than a breach of Seller’s special warranty of title in the Assignment); (viii) all Environmental Defects; (except as otherwise provided herein); and (ix) all Casualty Losses (except as otherwise provided herein). The liabilities assumed by Buyer pursuant to this Section 1(c) shall be referred to as the “Assumed Liabilities.”  Buyer does not assume (and Assumed Liabilities shall not include): (1)  any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Properties, or (2) any other Claims for which Seller is required to indemnify Buyer pursuant to Section 16.

2.                                      Purchase Price; Deposit.  The cash purchase price (the “Purchase Price”) for the Properties shall be Two Hundred and Twenty Million Dollars ($220,000,000.00), subject to any applicable adjustments as described herein. The Purchase Price shall be paid by Buyer to Seller as follows: (a) an amount equal to five percent (5%) of the Purchase Price by wire transfer upon the execution hereof as an earnest money deposit (the “Deposit”) which shall be held in an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually acceptable escrow agreement (the “Escrow Agreement”) with U.S. Bank, N.A., located in Denver, Colorado, as the escrow agent (the “Escrow Agent”), and shall be distributed in accordance herewith; and (b) the remainder of the Purchase Price, as adjusted pursuant to Section 3 below, shall be paid by Buyer at the Closing in accordance with Section 12(b) below. Seller and Buyer shall each pay one-half of the Escrow Agent’s fees.

3.                                      Purchase Price Adjustments.  The purchase and sale of the Properties shall be effective as of July 1, 2013 at 12:01 am Central Time (the “Effective Time”).  The Purchase Price shall be adjusted as of the Effective Time as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:

(a)                                 Purchase Price Increases.  The Purchase Price shall be increased by an amount equal to the sum of the following amounts, without duplication:

(i)                                     Subject to Section 6(a) below, the amount of all non-reimbursed costs and expenses incurred by Seller attributable to the ownership, exploration, development and operation of the Properties after the Effective Time, including all joint interest billings, lease operating expenses, lease rentals, shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditure that are associated with a Well, or pipeline development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under applicable operating agreements, or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (collectively, “Property Costs”).

(ii)                                  The amount of all prepaid non-reimbursed Property Costs paid by Seller attributable to the Properties after the Effective Time, including Production Taxes.

(iii)                               The value of the Production in tanks above the pipeline sales connection or within processing plants at the Effective Time credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable Production Taxes and royalties.

(iv)                              If applicable, the amount Seller is under-produced as of the Effective Time multiplied by $3.50 per MMBtu (or, with respect to oil Imbalances, $100.00 per barrel), or, to the extent that the applicable Material Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time.

(v)                                 Any other amount agreed upon in writing by Seller and Buyer.

(b)                                 Purchase Price Decreases.  The Purchase Price shall be decreased by an amount equal to the sum of the following amounts, without duplication:

(i)                                     The amount of all proceeds of the Production received by Seller, net of all applicable Production Taxes and royalties actually paid by Seller that are attributable to the Production from the Properties for periods of time after the Effective Time, excluding all proceeds from the Production prior to the Effective Time, which shall be for Seller’s account.

(ii)                                  The amount of all non-reimbursed Property Costs paid by Buyer that are attributable to the period prior to the Effective Time.

(iii)                               Any amount determined in connection with the resolution of the Title Defects.

(iv)                              Any amount determined in connection with the resolution of the Environmental Defects.

(v)                                 Any amount determined in connection with the resolution of the Casualty Losses pursuant to Section 9(c) below.

(vi)                              The Allocated Value of any Withdrawn Properties being retained by Seller.

(vii)                           If applicable, the amount Seller is overproduced as of the Effective Time multiplied by $3.50 per MMBtu (or, with respect to oil Imbalances, $100.00 per barrel), or, to the extent that the applicable Material Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time.

(viii)                        Any other amount agreed upon in writing by Seller and Buyer.

(c)                                                                                  Collection of Receivables.  Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time.  If Buyer collects any such receivable, refund or other amounts associated with periods prior to the Effective Time and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b) above, then Buyer shall promptly remit to Seller any such amounts.  Buyer shall have the right to collect any receivable, refund or other amounts associated with the Properties for periods after the Effective Time.  If Seller collects any such receivable, refund or other amounts associated with periods after the Effective Time, and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Sections 3(a) or 3(b) above, then Seller shall promptly remit to Buyer such amounts.

(d)                                 Allocation.  The Purchase Price shall be allocated as set forth in Schedule 3(d) hereto.  Seller and Buyer acknowledge and agree that the values allocated among various portions of the Properties, as set forth on Schedule 3(d) hereto (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”): (i) are intended solely as a representation of relative values in relation to the overall Purchase Price for limited purposes of Sections 3 (Purchase Price Adjustments), 7 (Title and Environmental Defects), 9 (Casualty Loss), and 10 (Preferential Rights and Consents); (ii) shall be binding on Seller and Buyer for such purposes only; and (iii) are not intended as a measure of value for any other purpose.  Seller and Buyer acknowledge and agree that the Allocated Value with respect to each Property will be depreciated pursuant to the methodology set forth on Schedule 5.

(e)                                  Tax Allocation.  For the purpose of making requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, Seller and Buyer agree to allocate in a manner consistent with the allocation set forth on Schedule 3(d), the Purchase Price (as adjusted by Section 3) and all obligations assumed by Buyer among the Wells and Leases.  The Parties agree that the fair value of the tangible assets shall be the book value of such assets as of the Effective Time. Seller and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund, Claim, in any litigation, investigation or otherwise. Each Party agrees that it shall furnish to the other Party a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof on or before ten (10) days prior to the filing of such form with the Internal Revenue Service.

(f)                                   Production Taxes.  On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of the Production Taxes.  All Production Taxes, deposits, prepaid utility charges and prepaid rentals and other prepaid expenses applicable to the Properties for the calendar year in which the Closing occurs shall be prorated as of the Effective Time based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time.  Notwithstanding the foregoing, real property taxes and ad valorem taxes shall be prorated among Buyer and Seller on a day-for-day basis for the calendar year before and after the Effective Time.  In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. With respect to Production Taxes attributable to the Properties for the year in which the Closing occurs, the Parties agree that: (i) such allocation and adjustment to the Purchase Price for such taxes shall be final and binding upon the Parties; and (ii) Buyer shall pay the appropriate governmental authority all such taxes applicable to the Properties for the year in which the Closing occurs. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Production Taxes based on or measured by production of  hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Production Taxes are assessed or paid.  Seller shall provide written evidence to Buyer that it has paid all Production Taxes for periods prior to the Effective Time that are payable after the Effective Time including ad valorem taxes in the state of Texas.

(g)                                  Audit Adjustments.  Seller retains all rights to adjustments resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time.  Any credit received by Buyer pertaining to such an audit claim on transactions occurring prior to the Effective Time shall be paid to Seller within thirty (30) days after receipt. In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to third parties resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time, and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same.

(h)                                 Tax Refunds.  Refunds of Production Taxes paid or payable with respect to or attributable to the Properties shall be promptly paid as follows (or to the extent payable but not paid due to offset against other taxes shall be promptly paid by the Party receiving the benefit of the offset as follows):  (i) to Seller if attributable to taxes with respect to any tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to taxes with respect to any tax year or portion thereof beginning from and after the Effective Time.

4.                                      Representations and Warranties of Seller.  For purposes of this Agreement, with respect to Seller, “Knowledge” shall mean the information actually known by the following persons only, without independent investigation, or such information of which such person has received written notice, but does not include the knowledge or awareness of any other person, or imputed knowledge: Kyle R. Miller, David M. Frazier and Richard P. Hornock. Seller represents and warrants to Buyer as follows:

(a)                                 Organization.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Law of the State of Delaware, and is authorized to do business in the State of Texas as Rock Oil Company, LLC, doing business as JEO Oil Company, LLC.

(b)                                 Authority.  Seller has the requisite power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any material provision of Seller’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.

(c)                                  Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.  At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.

(d)                                 No Conflicts.  Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement to be performed by Seller do not and will not:

(i)                                     Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of Seller;

(ii)                                  (A) violate any restriction to which Seller is a party, with or without the giving of notice, or the passage of time, or both; or (B) result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; and

(iii)                               Constitute a violation of any applicable Law that would have an adverse effect on the ownership, value or operation of the Properties by Buyer or the transactions contemplated by this Agreement.

(e)                                  Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)                                   Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, or, to Seller’s Knowledge, threatened against Seller.

(g)                                  Brokers.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall have any responsibility whatsoever.

(h)                                 Taxes.  All tax returns relating to the Properties required to be filed by Seller have been timely filed with the appropriate governmental entity in all jurisdictions in which such tax returns are required to be filed, and all taxes due with respect to such tax returns have been paid, except those being contested in good faith, which are set forth in the Disclosure Schedule. Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable governmental entity for assessment of taxes with respect to the Properties.  There are no tax liabilities of Seller that could reasonably be likely to result in liability to Buyer as a transferee or successor or otherwise attach to the Properties.  As set forth in the Disclosure Schedule, the Properties are subject to tax partnership agreements and each such tax partnership has a valid election in effect under Section 754 of the Code, or, on or before the Closing, will make or will cause its partners to make such election.

(i)                                     Rentals and Royalties.  To Seller’s Knowledge, all bonuses, rentals and royalties (other than royalties held in suspense) due with respect to the Properties have been timely paid.

(j)                                    Consents and Preferential Rights.  Except as set forth in the Disclosure Schedule, there are no consents required to be obtained for, and no preferential rights to purchase exercisable in connection with, the assignment of the Properties by Seller to Buyer hereunder.

(k)                                 Material Contracts.  Except as set forth in Exhibit A, Exhibit D, Exhibit E and the Disclosure Schedule, there are no other material agreements or contracts burdening the Properties to which Seller is a party. Except as set forth in the Disclosure Schedule, Seller has not received any written notice of any Claims with respect to any continuing or uncured breach, default or violation by Seller of any of the Leases or the Material Contracts.  Seller has provided true, complete and accurate copies of all Material Contracts to Buyer.  All Material Contracts are identified and set forth on Exhibit E.

(l)                                     Production Contracts.  Except as set forth in the Disclosure Schedule, Seller’s interests in the Properties are not subject to any contract for the sale of the Production attributable to periods after the Effective Time, other than contracts that may be terminated by sixty (60) days prior written notice. Except as set forth in the Disclosure Schedule, Seller’s interests in the Properties are not subject to or burdened by any obligation under a sales, take-or-pay, gas balancing, marketing, hedging, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).

(m)                             Outstanding Capital Commitments.  Except as set forth in the Disclosure Schedule, as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments approved or proposed to make capital expenditures that are binding on the Properties, and which Seller reasonably anticipates will require expenditures by Seller in excess of One Hundred Thousand Dollars (US $100,000.00) per item or Two Hundred Thousand Dollars (US $200,000.00) in the aggregate.

(n)                                 Claims and Litigation.  Except as set forth in the Disclosure Schedule, Seller has not received any written notice of any Claims with respect to any continuing or uncured breach, default or violation by Seller of any of the Leases, the Surface Rights, the Material Contracts or applicable Law, which would have a material adverse effect on the ownership, operation or value of any of the Properties by Buyer or the transactions contemplated by this Agreement. Except as set forth in the Disclosure Schedule, there is no suit, action, hearing or other proceeding before any court or governmental authority pending, or to Seller’s Knowledge, threatened, against Seller or any of the Properties, which is reasonably likely to have an adverse effect on the ownership, operation or value of the Properties by Buyer or the transactions contemplated by this Agreement. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any governmental authority affecting any of the Properties.

(o)                                 Imbalances.  Except as set forth in the Disclosure Schedule, as of the date of this Agreement, there are no Imbalances attributable to the Properties.

(p)                                 Non-Consent Operations.  Except as set forth in the Disclosure Schedule, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of Seller’s rights have not yet reverted.

(q)                                 Plugging and Abandonment.  Seller has not received any written notices or demands from any governmental entities or other third parties to plug and abandon any Wells located on the Leases.

(r)                                    Liens.  Except as set forth in the Disclosure Schedule, Seller has not pledged any of the Properties as collateral.

(s)                                   The Records.  The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information from the Records.

5.                                      Representations and Warranties of Buyer.  For purposes of this Agreement, with respect to Buyer, “Knowledge” shall mean the information actually known by the following persons only, without independent investigation, or such information of which such person has received written notice, but does not include the knowledge or awareness of any other person, or imputed knowledge: Joe DeDominic and C. W. McLeod. Buyer represents and warrants to Seller as follows:

(a)                                 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Law of the State of Texas.

(b)                                 Authority.  Buyer has the requisite power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.

(d)                                 No Conflicts.   The execution, delivery and performance of this Agreement and any of the other documents executed in connection with this Agreement to be performed by Buyer do not and will not:

(i)                                     Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of Buyer; and

(ii)                                  Violate any restriction to which Buyer is subject, with or without the giving of notice, or the passage of time, or both.

(e)                                  Securities Law Disclosure.  Buyer hereby represents to Seller that Buyer intends to acquire the Properties for its own benefit and account, and that Buyer is not acquiring the Properties with the intent of resale or distribution such as would be subject to regulation by the Securities Law, and that, in the future, if Buyer should sell, transfer or otherwise dispose of the Properties or fractional undivided interests therein, Buyer will do so in compliance with all applicable Securities Law.

(f)                                   Financial Ability.  Buyer has, and at all times prior to the Closing, shall maintain, sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Purchase Price to Seller at the Closing. Buyer has such knowledge and experience in financial and business matters and in oil and gas investments of the type contemplated by this Agreement that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Properties, and Buyer is not in need of the protection afforded investors by the Securities Law. In addition, Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer recognizes that this investment is speculative and involves substantial risk, and that neither Seller, nor any of Seller’s representatives, have made any guaranty upon which Buyer has relied concerning the possibility or probability of profit or loss as a result of Buyer’s acquisition of the Properties.

(g)                                  Investment Experience.  By reason of Buyer’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Buyer’s experience and knowledge and not upon any representations or warranties by Seller, or Seller’s representatives, other than as expressly set forth in this Agreement and the special warranty set forth in the Assignment. Buyer has conducted or will conduct its own evaluation of the Properties and, except for the express representations and warranties set forth in this Agreement and the Assignment and in addition to the disclaimers set forth in Section 17 of this Agreement, Buyer is acquiring the Properties “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.”

(h)                                 Physical and Environmental Defects.  Buyer has been or will be provided the opportunity to conduct an independent inspection of the Properties, the public records and Seller’s files, including for the purpose of detecting the presence of any environmentally hazardous substances or contamination, including petroleum, and the presence and concentration of NORM, and as of the Closing, Buyer shall have satisfied itself as to the Condition of the

Properties. Buyer acknowledges that, except as set forth in this Agreement and subject to the disclaimers set forth in Section 17 of this Agreement, no representations have been made by Seller regarding physical or environmental condition of the Properties, past or present.

(i)                                     Brokers.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall have any responsibility whatsoever.

6.                                      Pre-Closing Covenants

(a)                                 Seller’s Pre-Closing Covenants.  Seller agrees that, from and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein, or as required by the Leases, the Material Contracts, the Surface Rights, the Law, as set forth in the Disclosure Schedule, or as otherwise agreed in writing by Buyer, Seller shall:

(i)                                     not: (A) act in any manner with respect to the Properties other than in the ordinary course of business, consistent with prior practice and in compliance with Law; (B) except in the ordinary course of business consistent with past practice pursuant to a valid authorization for expenditure from Abraxas, expend or incur liabilities of more than Two Hundred Thousand Dollars (US $200,000) per operation net to Seller’s interests in the Properties, unless in case of an emergency or required to perpetuate a Lease (provided, however, that, notwithstanding anything to the contrary herein, Buyer shall be deemed to have consented to all of the outstanding capital commitments set forth in the Disclosure Schedule); (C) dispose of, abandon, encumber or relinquish any of the Properties (other than the sale of the Production in the ordinary course of business, or relinquishments resulting from the expiration of any of the Leases which Seller does not have a right or option to renew); (D) waive, compromise or settle any Claim which would have a material adverse effect on the ownership, operation or value of the Properties after the Effective Time; (E) enter into, terminate, cancel or amend or modify any Material Contract, Lease or Surface Right, or enter into any new farm-out, farm-in or other similar contract affecting any of the Properties or any new agreement that, if in existence as of the Effective Date, would be a Material Contract; (F) permit the lapse of any insurance now in force with respect to the Properties; (G) elect to be a non-consenting party under the underlying operating agreement or other agreement with respect to any of the Properties;  (H) make any change to a division order, revenue deck or expense deck relating to any of the Properties that causes the Net Revenue Interest or Working Interest in any such Properties to differ from as set forth on Exhibit A; or (I) authorize or agree to take any of the actions prohibited by any of the foregoing clauses.

(ii)                                  pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Properties;

(iii)                               keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Properties, with no less than daily reports to Buyer;

(iv)                              maintain in force during the period from the date of this Agreement until Closing, all of Seller’s excess liability, workers compensation, auto liability, property and casualty, and well control insurance policies in the amounts and with the coverages currently maintained by Seller that apply to the Properties;

(v)                                 use commercially reasonable efforts to assist with the selection of Buyer as successor operator;

(vi)                              deliver notice to Buyer copies of all well proposals and authorizations of expenditures for all proposed activities and operations relating to the Properties received by Seller in sufficient time for Buyer to review;

(vii)                           deliver to Buyer copies of all written notices received by Seller of any Claims with respect to any continuing or uncured breach, default or violation by Seller of any of the Leases, the Material Contracts, the Surface Rights or Law, which would have a material adverse effect on the ownership, operation or value of the Properties or the transactions contemplated by this Agreement;

(viii)                        promptly provide Buyer notice of any change that Seller becomes aware of that would cause any of the representations or warranties herein to become untrue, such that (A) Buyer could claim the condition precedent in Section 11(b) would not be satisfied or (B) the change would otherwise have a material impact on the operation or value of the Properties;

(ix)                              provide information reasonably requested by Buyer in connection with its preparation of financial statements and any necessary securities filings relating to the transactions contemplated hereunder (notwithstanding the indemnities contained in Section 16, except for matters arising out of or relating to the gross negligence or willful misconduct of any of Seller Indemnitees, Buyer shall indemnify, defend, release and hold harmless Seller from and against any and all Claims arising from or in connection with the information provided pursuant to this Section 6(a)(ix)); and

(x)                                 use Seller’s reasonable efforts in good faith to cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the Closing.

(b)                                 Buyer’s Covenants.

(i)                                     Prior to the Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure and confidential the Records, and all engineering, geological and geophysical data, seismic data, reports and maps the results and findings of Buyer with regard to its due diligence associated with the Properties (including with regard to due diligence associated with title and environmental matters) and other data relating to the Properties. This undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. If this Agreement terminates, such separate confidentiality agreement shall remain in full force and effect for the term stated therein.

(ii)                                  Buyer agrees to use Buyer’s reasonable efforts in good faith to cooperate with Seller in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the Closing.

(iii)                               Buyer shall comply in all respects with all applicable securities laws, rules and regulations, and to the extent applicable, all other laws, rules and regulations of relevant authorities, including without limitation the United States Securities and Exchange Commission.

7.                                      Title and Environmental Matters.

(a)                                 Access.  Buyer and Buyer’s authorized agents and representatives shall have the right to conduct a due diligence investigation, at Buyer’s sole risk, cost and expense, of the Properties (including the Records). Seller shall provide (or use commercially reasonable efforts to cause the operator of the Properties to provide) access to the Properties (including the Records) for Buyer to conduct a due diligence investigation and an environmental assessment of the Properties during regular business hours, which shall include weekends. Buyer agrees that Buyer and Buyer’s representatives and agents shall not disclose to third parties any information obtained in its environmental assessment unless agreed to in writing by Seller, or such disclosure is expressly required by applicable Law or is compelled pursuant to legal process of any court or governmental authority. If reasonably possible and to the extent allowed by law, Buyer shall notify Seller in advance of any such disclosure prior to the Closing Date, and shall furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as reasonably possible after Buyer’s receipt thereof, Buyer shall deliver to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer’s environmental assessment.   Buyer’s failure to deliver copies of all or any of such reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer’s environmental assessment shall in no way constitute a waiver of any Environmental Defect asserted on or before Buyer’s Notice Date pursuant to Section 7(c).

(b)                                 Indemnity and Disclaimer.  Buyer shall indemnify, defend, release and hold harmless Seller Indemnitees and all other owners of a working interest in the Properties from and against any and all Claims and damages arising from or in connection with Buyer’s, and Buyer’s agents and representatives, due diligence investigation and environmental assessment of the Properties, including Claims for property damage, personal injury and death, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT) OR OTHER LEGAL FAULT OF THE SELLER INDEMNITEES, but excluding the gross negligence or willful misconduct of any of Seller Indemnitees.  Notwithstanding anything to the contrary set forth herein, Seller shall not be required to supply any document or information or take any other action that would or may reasonably be expected to constitute a waiver of the attorney-client or other legal privilege or protection, violate any Law, or result in breach of or a default under any obligation owed to a third party.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND IN ADDITION TO THE DISCLAIMERS SET FORTH IN SECTION 17, THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY SELLER TO BUYER. BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM INFORMATION PROVIDED BY SELLER TO BUYER SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT, AND AT BUYER’S SOLE RISK.

(c)                                  Defect Notice.  Buyer shall deliver to Seller written notice of all Title Defects and Environmental Defects, including Buyer’s Knowledge that Seller owns a Working Interest, Net Revenue Interest or number of Net Mineral Acres greater than such interest is shown in Schedule 3(d) (the “Defect Notice”) not later than 5:00 p.m., Central Time on September 30, 2013 (the “Buyer’s Notice Date”); provided, however, Buyer agrees to use Buyer’s commercially reasonable efforts in good faith to deliver to Seller a preliminary notice on or before five (5) Business Days after Buyer’s Knowledge of a Title Defect or an Environmental Defect. Buyer’s failure to deliver such preliminary notice of a Title Defect or Environmental Defects shall in no way constitute a waiver of any Title Defects or Environmental Defects asserted on or before Buyer’s Notice Date pursuant to this Section 7(c).  The Defect Notice and any preliminary notice shall set forth in reasonable detail: (i) the Properties affected by Title Defects and/or Environmental Defects; (ii) the nature and basis of such Title Defects and/or Environmental Defects, including reasonable supporting documentation; (iii) the curative action it believes is necessary to cure such Title Defect or the remediation required to comply with applicable Environmental Law; and (iv) Buyer’s good faith determination of the Title Defect Value or Remediation Value. Except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment, any Title Defect that is not identified in the Defect Notice by the Buyer’s Notice Date shall thereafter be deemed a Permitted Encumbrance. Buyer shall, and does hereby, accept and assume such Title Defects and Permitted Encumbrances, and Buyer hereby irrevocably disclaims, waives and releases any and all Claims against Seller arising in connection with or related to such Title Defects and the Permitted Encumbrances. Except for indemnification pursuant to Section 16(a), Buyer hereby irrevocably disclaims, waives and releases any and all Claims against Seller arising in connection with or related to Environmental Defects not set forth in the Defect Notice, regardless of when discovered or when created, and such Environmental Defects shall be, and are hereby, accepted and assumed by Buyer.

(d)                                 Defect Remedies.  On or before 10:00 am, Central Time on October 1, 2013 (“Seller’s Response Date”), Seller shall deliver to Buyer written notice of Seller’s response to Buyer’s Defect Notice. The Parties shall enter into good faith negotiations and shall attempt to agree on the existence of the Title Defects and Environmental Defects and the appropriate resolution thereof. If the Parties cannot reach a mutually acceptable agreement on or before the

Closing, with respect to Title Defects and Environmental Defects, the following remedies shall apply:

(i)                                     Seller shall have the right, but not the obligation, to cure any Title Defects asserted in the Defect Notice, and to remediate any Environmental Defects asserted in the Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction, within ninety (90) days after the Closing.

(ii)                                  If a Title Defect is undisputed and liquidated in amount, then the Title Defect Value shall equal the amount necessary to be paid to remove the Title Defect from the affected Properties.

(iii)                               If a Title Defect represents a discrepancy between the actual Net Revenue Interest for any Properties and the Net Revenue Interest set forth in Exhibit A for such Properties, and there is a Working Interest change proportionate to the change in the Net Revenue Interest resulting from the Title Defect, then the Title Defect Value for each Property shall be the product of (A) the Allocated Value for such Property set forth on Schedule 3(d) multiplied by (B) one (1) minus a fraction, the numerator of which shall equal the actual Net Revenue Interest in such Property, and the denominator of which shall equal the Net Revenue Interest for such Property set forth in Exhibit A.

(iv)                              If the Title Defect is of a type not described in Sections 7(d)(ii) or 7(d)(iii), the Title Defect Value will be determined by taking into account the Allocated Value for such Properties set forth on Schedule 3(d), the portion of the Properties affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Properties and such other factors as are necessary to make a proper evaluation of the Title Defect Value.

(v)                                 Buyer shall have the right to withdraw from the purchase and sale under this Agreement the Properties (collectively, the “Buyer Withdrawn Properties”) affected by Title Defects, Environmental Defects, Casualty Events and the exercise of any preferential purchase rights hereunder (collectively the “Defects”).  Seller shall have the right to withdraw from the purchase and sale under this Agreement the Properties affected by the Defects hereunder (collectively, the “Seller Withdrawn Properties” and together with the Buyer Withdrawn Properties, the “Withdrawn Properties”).  At the Closing, Seller shall except and reserve the Withdrawn Properties from the Assignment, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties.  Notwithstanding the foregoing, until the date that is ninety (90) days from the Closing Date, the Parties shall continue to negotiate in good faith on the cost or impact of such Defect and Seller shall continue to use reasonable efforts to resolve or cure the Defect that caused a Property to become a Withdrawn Property.  If such defect or event is cured to Buyer’s reasonable satisfaction, either Party may exercise its right to compel a sale and purchase of such Withdrawn Property in accordance with Section 7(e).  If such defect or event cannot be cured within ninety (90) days after the Closing, and the Parties cannot agree on the value or impact of such defect or event, then the subject Property shall remain a Withdrawn Property and shall be retained by Seller, and at such point each Party shall be deemed to have waived, disclaimed and released any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

(vi)                              The Parties hereby acknowledge and agree that: (A) the Properties may be subject to certain deeds of trust, mortgages, security agreements and financing statements (the “Bank Liens”) granted by Seller in favor of third party lenders in an aggregate amount less than the Purchase Price (including, without limitation, the Bank Liens granted by Seller in favor of Wells Fargo Bank, N.A.); (B) at the Closing, a portion of the Purchase Price shall be paid to such third party lenders in full satisfaction of the outstanding indebtedness secured by the Bank Liens; (C) at the Closing, the Properties shall be conveyed to Buyer free and clear of all liens (other than Mechanic’s Liens in accordance with subsection (D)) deeds of trust, mortgages, security agreements and financing statements granted by, through or under Seller, including the Bank Liens; and (D) to the extent there are any mechanics or materialmen’s liens (the “Mechanic’s Liens”) filed against the Properties for delinquent, unpaid amounts due and owing by Seller, such amounts may be deducted from the Purchase Price and Buyer shall accept and acquire the Properties subject to and burdened by such Mechanic’s Liens.

(vii)                           Buyer may irrevocably waive any Title Defect or Environmental Defect, in which case the Purchase Price shall not be reduced and Seller shall have no further liability for the waived Title Defects or Environmental Defects, and the Properties associated with such Title Defects or Environmental Defects shall remain properties to be transferred to Buyer at Closing.

(e)                                  Post-Closing Remedies.  Subject to Section 7(d)(v), Seller shall have the right, but not the obligation, to cure any Title Defects or remediate any Environmental Defects affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before ninety (90) days after the Closing. Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such cured and/or remediated Withdrawn Properties in accordance with the terms of this Agreement, by written notice delivered to Buyer on or before ninety (90) days after the Closing. In addition, subject to Section 7(d)(v), Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such cured and/or remediated Withdrawn Properties in accordance with the terms of this Agreement by written notice delivered to Seller on or before ninety (90) days after the Closing. Upon receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of Exhibit F hereto) covering such cured Withdrawn Properties, Buyer shall pay to Seller an amount equal to the Allocated Value of such cured Withdrawn Properties, less any agreed reduction in accordance with Section 7(d)(v).

(f)                                   Exclusive Remedy.  Notwithstanding anything to the contrary herein, except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment, this Section 7 and the termination right contained in Section 18 shall be Buyer’s sole and exclusive remedies against Seller for Title Defects and Environmental Defects, and Buyer irrevocably waives, releases and disclaims all Claims and remedies against Seller arising in connection with or related to Title Defects and Environmental Defects.

8.                                      Environmental Acknowledgments.  Buyer hereby acknowledges and agrees as follows: (i) Buyer has entered into this Agreement on the basis of Buyer’s own investigation of the Condition of the Properties, including surface and subsurface conditions; (ii) Buyer acknowledges that the Land has been used to explore for, develop and produce oil and gas, and for the disposal of produced water, and that spills of crude oil, produced water, wastes, hazardous substances, and other materials may have occurred thereon; and physical changes to the Properties may have occurred as a result of such use; (iii) (a) low levels of NORM may be present at some locations, (b) NORM is a natural phenomenon associated with many oil fields in the U.S. and throughout the world, and (c) Buyer will make its own determination on this matter; and (iv) except as specifically provided elsewhere in this Agreement, upon Closing, Buyer shall, and does hereby, assume the risk that the Properties may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Buyer’s investigation.

9.                                      Casualty Loss.

(a)                                 Risk of Loss.  From and after the Closing Date, Buyer shall assume all risk of loss for the Properties with respect to: (i) changes in commodities prices, credit markets, and other market factors or conditions; (ii) changes in the Land; (iii) changes in production characteristics, including production declines, depletion, watering out, collapsed casing, sand infiltration or other adverse changes; and (iv) normal wear and tear.

(b)                                 Casualty Loss.  Prior to the Closing, if a portion of the Properties is destroyed by fire or other casualty (excluding normal wear and tear, and changes in production characteristics), or if a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (collectively, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller’s good faith proposal for the appropriate corrective action with respect thereto, including any environmental remediation required pursuant to applicable Environmental Law. For purposes of this Section, the “Casualty Loss” shall be equal to the lesser of either the cost of such appropriate corrective action or the Allocated Value of the Properties affected by such Casualty Event; provided, however, that, notwithstanding anything to the contrary herein, any individual Casualty Loss which is less than One Hundred Thousand Dollars (US $100,000.00) individually or Five Hundred Thousand Dollars (US $500,000.00) in the aggregate (the “Casualty Threshold”) shall not be deemed an Casualty Event hereunder. Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to any individual Casualty Loss which is less than the Casualty Threshold, and such Casualty Loss shall be accepted and assumed by Buyer.

(c)                                  Casualty Remedies.  Seller shall have the right, but not the obligation, to elect to remedy any Casualty Loss prior to the Closing. If Seller remedies such Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer. If the Closing occurs with respect to any of the Properties affected by a Casualty Event, Seller shall assign to Buyer the proceeds of any insurance coverage or condemnation award attributable to such affected Properties in excess of Seller’s cost to remedy the Casualty Event. Notwithstanding anything to the contrary herein, Buyer shall have the right, but not the obligation, to elect to withdraw from the purchase and sale hereunder any of the Properties affected by such Casualty Event by written notice delivered to Seller on or before the Closing. Upon receipt of such notice, at the Closing, Seller shall except and reserve such affected Properties from the Assignment, and the Purchase

Price for the remaining Properties shall be reduced by the Allocated Value of the Properties affected by the Casualty Event and Seller shall be entitled to and shall retain all insurance proceeds allocable to such affected Properties. Each Party hereby waives, disclaims and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

10.                               Preferential Rights and Consents.  Seller shall give all required notices with respect to preferential purchase rights and consents to assignment as soon as reasonably possible after this Agreement is executed and delivered by the Parties. The Parties shall use their commercially reasonable efforts in good faith to obtain waivers of preferential rights and consents to assignment. If (i) the time period for the exercise of any preferential purchase right or consent to assignment (that, if not obtained, will not materially impair any of the rights to be transferred to Buyer) expires prior to Closing, (ii) a preferential purchase right is waived by the holder thereof, or (iii) a consent to assignment is obtained from the applicable third party, then Seller shall convey the Properties affected thereby to Buyer at the Closing. In the event that any such preferential purchase right is timely exercised prior to the Closing (or, subject to the following sentence, after Closing), the applicable Properties shall cease to be a part of this transaction, and the Purchase Price for the Properties shall be reduced by the Allocated Value of the applicable Properties. If the time period for any such preferential purchase right has not expired at or prior to the Closing, then the Properties affected thereby shall constitute Withdrawn Properties until such time as the time period for the exercise of such preferential purchase right expires or such preferential purchase right is waived, upon which Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties.  For all Properties affected by consents to assignment that would impair any of the rights to be transferred to Buyer if not obtained, such Properties shall constitute Withdrawn Properties if such consents to assignment are not obtained prior to Closing (unless waived by Buyer), and the Purchase Price for the Properties shall be reduced by the Allocated Value of the applicable Properties.  If such consents to assignment are obtained after Closing, then Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties.

11.                               Conditions Precedent to the Closing.  The obligations of the Parties to close the transactions contemplated hereby are subject to the fulfillment before or at Closing, of each of the following conditions:

(a)                                 Buyer’s Representations and Covenants.  Except as waived in writing by Seller, the representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing.

(b)                                 Seller’s Representations and Covenants.  Except as waived in writing by Buyer, the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing.

(c)                                  Litigation.  There shall be no pending suits, actions or other proceedings seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, other than by any Party or any of such Party’s Affiliates.

(d)                                 Defects.  The aggregate amount of the Title Defect Values for all of the Title Defects asserted in the Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7 above), the Remediation Values for all Environmental Defects asserted by Buyer in the Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7 above), and for Casualty Events pursuant to Section 9(b) above, shall collectively not exceed ten percent (10%) of the unadjusted Purchase Price.

12.                               Closing.  The purchase and sale of the Properties pursuant to this Agreement shall be consummated at a closing (the “Closing”), to be held at the offices of counsel to Seller or such other place as mutually agreed, on or before October 1, 2013, unless such date is extended in accordance with the provisions hereof (the “Closing Date”).

(a)                                 Preliminary Settlement Statement.  Seller shall prepare and deliver to Buyer on or before five (5) Business Days prior to the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price (the “Preliminary Amount”) provided in Section 3 above. The Preliminary Amount will be based upon actual amounts, if known on the date thereof, or estimates based upon the best information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement and with GAAP.

(b)                                 Closing Deliverables.  At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

(i)                                     The Parties shall execute, acknowledge and deliver the assignment, conveyance and bill of sale (the “Assignment”) of the Properties, excepting and reserving unto Seller the Excluded Properties, attached as Exhibit F hereto.

(ii)                                  Buyer shall deliver to Seller the Preliminary Amount, less the Deposit (and any accrued interest), in immediately available funds by wire transfer to an account or accounts designated by Seller. The Deposit shall be held by the Escrow Agent in the Escrow Account for Claims by Buyer for indemnification by Seller pursuant to Section 16 below.

(iii)                               Seller shall cause Wells Fargo Bank, N.A. to execute, and Seller shall deliver to Buyer releases of all liens burdening the Properties granted by Seller in favor of Wells Fargo Bank, N.A. including, without limitation, recordable mortgage releases and UCC termination statements.

(iv)                              On or before the Closing, Seller will disclose to Buyer the identity of all purchasers of production from the Properties. Seller and Buyer shall execute, acknowledge and deliver division orders, change of operator forms, transfer orders or letters in lieu thereof prepared by Buyer, subject to Seller’s approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Time to Buyer.

(v)                                 Seller shall execute and deliver to the Buyer a Non-Foreign Affidavit in the form attached hereto as Exhibit G.

(vi)                              Seller shall complete, execute and deliver a Form W-9.

13.                               Post-Closing Adjustments.  On or before one hundred and twenty (120) days after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 3 above. Seller shall prepare the Final Settlement Statement in accordance with this Agreement and with GAAP. On or before fifteen (15) days after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to any adjustments in the Final Settlement Statement. Buyer’s notice shall describe in detail any objectionable adjustments and include supporting documentation. If Buyer fails to deliver written notice of such objections within said time period, the adjustments in the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers written objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those specifically described in Buyer’s written objections. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections on or before fifteen (15) days after Seller’s receipt of Buyer’s notice of objections. If Buyer and Seller resolve all objections, the adjusted Final Settlement Statement and the Adjusted Purchase Price shall be deemed conclusively to be final and binding upon the Parties. Any adjustments not resolved within said 15-day time period shall, at either Party’s request, be resolved by binding arbitration pursuant to Section 20(i) below.

14.                               Post-Closing Covenants.

(a)                                 Recording and Sales Tax.  Buyer, at Buyer’s sole cost and expense, shall promptly record counterparts of the Assignment in the appropriate offices of the state and counties in which the lands covered by such instrument are located. Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignment with the recording information thereon on or before thirty (30) days after recordation. Notwithstanding anything in this Agreement to the contrary, Buyer shall promptly pay all sales, use, transfer, documentary, recording, filing, stamp, registration and other similar taxes and fees (specifically excluding taxes on gross income, net income or gross receipts) incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Sales Tax”). Buyer shall indemnify, defend, release and hold harmless Seller Indemnitees with respect to the payment of the Sales Tax after the Effective Time, including any and all interest and penalties assessed thereon.

(b)                                 Records.  At Closing, Seller shall deliver to Buyer, at Buyer’s address or at such other location as directed by Buyer all originals of the Records, or where originals are not available, copies, at Buyer’s sole cost and expense, of the Records.

(c)                                  Records Subject to Transfer Restrictions.  If any records or files related to the Properties (including, by way of example only, any reprocessed seismic data) are subject to third party restrictions on transfer that are not waived or removed prior to Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain waivers or removals of such restrictions after Closing, and if Buyer succeeds in having such restrictions waived or removed, such records or files shall be deemed to constitute Records and Seller shall deliver such Records to Buyer within a reasonable amount of time.  Any and all costs related to Buyer’s efforts to obtain records or files subject to third party restrictions, including, but not limited to, transfer fees for seismic data, shall be paid for by Buyer.

(d)                                 Financial Information.  After Closing, Seller shall continue to provide information reasonably requested by Buyer in connection with its preparation of financial statements and any necessary securities filings relating to the transactions contemplated hereunder.  Notwithstanding the indemnities contained in Section 16, except for matters arising out of or relating to the gross negligence or willful misconduct of any of Seller Indemnitees, Buyer shall indemnify, defend, release and hold harmless Seller from and against any and all Claims arising from or in connection with the information provided pursuant to this Section 14(d).

15.                               Operations.  Abraxas Petroleum Corporation (“Abraxas”) is the operator of the Properties. Pursuant to that certain Transfer of Operations Agreement between Seller and Abraxas, dated as of September 1, 2012 (the “Abraxas Agreement”), Seller and its successors and assigns have the right to be designated as the operator of certain Properties currently operated by Abraxas, as described more fully in the Abraxas Agreement. If Buyer desires to operate the Properties, Seller agrees to use its commercially reasonable efforts to assist Buyer in taking over as operator.

16.                               Indemnities.

(a)                                 Seller’s Indemnification.  Seller hereby agrees to indemnify, defend, release and hold harmless Buyer, and Buyer’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively “Buyer Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Excluded Properties; (ii) all Property Costs, royalties, overriding royalties, production payments, net profits obligations, delay rentals, shut-in payments and similar burdens to which the Properties were subject accruing before the Effective Time, to the extent not utilized to reduce the Purchase Price in accordance with Section 3(b); (iii) a breach of any of Seller’s representations, warranties, covenants or agreements hereunder; (iv) notwithstanding anything herein to the contrary, Claims arising out of or included in the letter from Mr. A.W. Hodde Jr. referenced on the Disclosure Schedule dated April 13, 2013 to Wynn Crosby, including the Allocated Value of any net revenue interest in a Property diminished as a result of such Claims; provided, however, that Buyer’s sole and exclusive remedy for Title Defects (except for Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment) and Environmental Defects shall be pursuant to Section 7(f) of this Agreement.

(b)                                 Buyer’s Indemnification.  Buyer hereby agrees to indemnify, defend, release and hold harmless Seller, Seller’s Affiliates, investment bankers, brokers, accountants and attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Assumed Liabilities; and (ii) a breach of any of Buyer’s representations, warranties, covenants or agreements hereunder.

(c)                                  Monetary Damages.  Seller and Buyer acknowledge and agree that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any and all Claims of breach of any representation, warranty or covenant contained herein or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller hereby waive, disclaim and release any and all rights to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

(d)                                 Monetary Limitation.  Seller shall not be obligated to indemnify Buyer for any Damages pursuant to Section 16(a)(iii) except to the extent that the aggregate of all such Damages exceeds the Deductible, provided, however, that a breach by Seller of any of Seller’s representations or warranties contained in Section 4(a) through (h), inclusive (the “Fundamental Representations”) shall not be subject to the Deductible provided in this Section 16(d). The Parties acknowledge and agree that it is the intent of the Parties that this amount shall be a deductible and not a threshold, and Seller’s indemnity pursuant to Section 16(a) above shall cover and include that portion of the Damages in excess of such deductible only. Notwithstanding anything to the contrary, Buyer’s right to indemnification from Seller pursuant to this Section 16 shall be limited to and shall not exceed ten percent (10%) of the unadjusted Purchase Price, provided, however, a breach by Seller of Seller’s Fundamental Representations shall not be subject to the monetary limitation contained in this Section 16(d). The monetary limitations in this Section 16(d) shall not apply to any Claims by Buyer arising from Seller’s intentional fraud pursuant to applicable Law.  Notwithstanding any other provision hereof, in no event shall any Party be entitled to duplicate compensation with respect to any Claim, Title Defect, Environmental Defect, Damages or breach of representation, warranty or covenant asserted under any provision of this Agreement, even though such Claim, Title Defect, Environmental Defect, Damages or breach may be addressed by more than one provision of this Agreement. Further, notwithstanding anything to the contrary, Buyer shall not have any right of indemnification by Seller, and Seller shall not have any obligation of indemnification of Buyer for the Permitted Encumbrances, Title Defects or Environmental Defects.

(e)                                  Time Limitation.  Except for a claim by Buyer arising out of a breach by Seller of Seller’s Fundamental Representations (which Claims shall expire only as provided in the applicable statute of limitations), Seller’s indemnities contained in Section 16(a)(iii) shall terminate on the Post-Closing Date. Notwithstanding anything to the contrary, any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered written notice on or before the termination dates noted above, the indemnification obligations under this Section 16 shall remain in full force and effect until the final resolution of such Claims. Upon the later of: (i) the Post-Closing Date; (ii) payment of any amounts due Buyer for adjustments to the Purchase Price pursuant to Section 13 above; or (iii) the final resolution of any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered to Seller written notice on or before the Post-Closing Date, the Escrow Agent shall promptly deliver to Seller the balance of the Deposit, and all interest accrued thereon, remaining after the payment of all amounts due Buyer hereunder.  Notwithstanding the foregoing, from time to time after the Post-Closing Date, the Parties agree to cause the Escrow Agent to release any excess funds in the Deposit that are greater than the amount of any Claims that are pending in accordance with the terms hereof.

(f)                                   Indemnification Actions.  All Claims for indemnification under this Section 16 shall be asserted and resolved as follows:

(i)                                     For purposes of this Section 16, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify the other Party with respect to such Damages pursuant to this Section 16, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Party having the right to be indemnified with respect to such Damages by the other Party pursuant to this Section 16.

(ii)                                  To make a claim for indemnification under this Section 16, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 16, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim.

(iii)                               If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.

(iv)                              In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (A) cure the Damages complained of, (B) admit its liability for such Damages or (C) dispute the claim for such Damages.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party.

(g)                                  Mitigation.  A Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall use such Party’s reasonable efforts in good faith to mitigate all Claims promptly upon such Party’s Knowledge of any event or circumstance which may reasonably be expected to give rise to any Claims indemnifiable or recoverable hereunder or in connection herewith.

(h)                                 Exclusive Remedy.  If the Closing occurs, the sole and exclusive remedy of Buyer and Seller with respect to this Agreement, and the transactions contemplated hereby, shall be pursuant to the indemnification provisions of this Section 16 only. Any and all Claims for the breach of any representation, warranty, agreement or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 16. Except for the rights and remedies expressly stated in this Agreement (including the indemnification provisions of this Section 16), if the Closing occurs, each Party shall be deemed to have irrevocably disclaimed, waived and released any and all rights and remedies, at law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all applicable Law.

17.                               Disclaimers.

(a)                                 EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4 ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY WARRANTY OF MERCHANTABILITY, CONDITION, SAFETY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ASSIGNMENT, ALL DESCRIPTIONS OF THE PROPERTIES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER INDEMNITEES HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER INDEMNITEES. SELLER INDEMNITEES SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH DESCRIPTIONS OF THE PROPERTIES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b)                                 EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES

AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES, THE VALUE OF THE PROPERTIES BASED THEREON, OR THE CONDITION OR STATE OF REPAIR OF THE PROPERTIES. THIS DISCLAIMER EXTENDS TO ANY REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND/OR SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM THE PRODUCTION FROM THE PROPERTIES, IT BEING ACKNOWLEDGED AND AGREED THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. ALSO, BUYER ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ESTIMATES ONLY OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

(c)                                  SELLER AND BUYER HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY APPLICABLE LAW. BUYER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER ALL APPLICABLE LAW WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (i) BUYER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) BUYER IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER.

(d)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ANY CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST SALES, USE, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PARTY CLAIMS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THE FOREGOING DISCLAIMERS, RELEASES AND WAIVERS SHALL APPLY TO THE SELLER INDEMNITEES AND BUYER INDEMNITEES IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION HEREUNDER OR OTHERWISE.

18.                               Termination and Notices.

(a)                                 Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing: (i) by mutual written consent of Seller and Buyer; (ii) by Seller if the conditions set forth in Section 11(a) above have not been satisfied by Buyer or waived in writing by Seller on or before the Closing; (iii) by Buyer if the conditions set forth in Section 11(b) above have not been satisfied by Seller or waived in writing by Buyer on or before the Closing; (iv) by either Buyer or Seller if the conditions set forth in Sections 11(c) or (d) have not been satisfied or waived in writing by the Parties on or before the Closing; or (v) by either Seller or Buyer, if the Closing shall not have occurred on or before October 31, 2013 (the “Outside Termination Date”).  A Party shall not have any right to terminate this Agreement pursuant to this Section 18(a) if such Party is in breach of any material provision of this Agreement. Except as otherwise provided in Sections 18(b) and 18(c), if this Agreement is terminated pursuant to this Section 18(a), the Escrow Agent shall promptly return the Deposit (and all interest thereon, if any) to Buyer as Buyer’s sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such termination.

(b)                                 Buyer’s Remedy.  In the event of a material breach of any provision of this Agreement by Seller that is not cured within five (5) days of its receipt of written notice thereof from Buyer, in the absence of a material breach of any provision of this Agreement by Buyer, (i) Buyer shall have the right to terminate this Agreement by written notice delivered to Seller, the Escrow Agent shall promptly deliver to Buyer the Deposit (and all interest thereon), and Seller shall promptly pay to Buyer an amount equal to the Deposit as liquidated damages, or (ii) Buyer may pursue a remedy of specific performance and deduct the costs associated with Seller’s breach from the Purchase Price. The Parties acknowledge and agree that, as of the time this Agreement was entered into: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages the breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.  Buyer hereby covenants and agrees that Buyer shall not file, and hereby disclaims, waives and releases any right to record in the real property records a copy of this Agreement or a lis pendens in connection with any Claims under this Agreement.

(c)                                  Seller’s Remedy.  In the event of a material breach of any provision of this Agreement by Buyer that is not cured within five (5) days of its receipt of written notice thereof from Seller, in the absence of a material breach of any provision of this Agreement by Seller, as Seller’s sole and exclusive remedy, Seller shall have the right to terminate this Agreement by written notice delivered to Buyer, the Escrow Agent shall promptly deliver to Seller the Deposit as liquidated damages.  The Parties acknowledge and agree that, as of the time this Agreement was entered into: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages the breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty.

19.                               Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile or electronic transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. All such notices shall be addressed as follows:

If to Seller:	With a copy to (which shall not constitute notice):

Rock Oil Company, LLC	Lewis, Bess, Williams & Weese P.C.
1200 17th St., Suite 640	1560 Broadway, Suite 1400
Denver, Colorado 80202	Denver, Colorado 80202
Attention: Mr. Kyle R. Miller	Attention: Robert G. Lewis, Esq.
Telephone: (303) 292-0949 ext. 108	Telephone: (303) 861-2828
Fax: (303) 292-3901	Fax: (303) 861-4017
Email: kyle@rockoilcompany.com	Email: rlewis@lewisbess.com

If to Buyer:	With a copy to (which shall not constitute notice):
Sanchez Energy	Akin Gump Strauss Hauer & Feld, LLP
1111 Bagby, Suite 1800	Attention: David Elder, Esq.
Houston, TX 77002	Telephone: (713) 220-5881
Fax: (713) 236-0822
Attention: Joseph DeDominic	Email: delder@akingump.com
Email: jdedominic@sanchezog.com
Telephone: 713-783-8000
Fax: 713-783-3523

Any Party may, upon written notice to the other Parties, change the address and person to whom such communications are thereafter to be directed.

20.                               Miscellaneous.

(a)                                 Exhibits.  All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates; provided, however, to the extent that a matter is disclosed in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such matter shall be deemed to be disclosed in such other section of this Agreement, whether or not an explicit cross reference appears.

(b)                                 Integration.  This Agreement, and the exhibits and schedules hereto, including Schedule 1-Definitions, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace all prior negotiations, discussions, representations, understandings and agreements, whether oral or written, relating to such subject matter.

(c)                                  Amendments.  This Agreement may not be altered or amended, nor any rights hereunder waived, except by a written document signed by the Party to be charged with such amendment or waiver.

(d)                                 No Assignment.  A Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Such other Party shall consent to a proposed assignment hereunder to the extent that the proposed assignee has the financial and technical ability to perform the obligations of assignor under this Agreement, and such assignment is in compliance with the terms and conditions of this Agreement. Any attempted assignment in breach of this provision shall be null and void. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement, and the proposed assignee shall agree to assume, bear and perform all of the obligations of the assignor hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate without Seller’s consent; provided Buyer shall remain liable to Seller for all of Buyer’s duties, obligations and liabilities hereunder.

(e)                                  Binding Effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

(f)                                   Third Parties.  Except for indemnified persons or entities described in Section 16 above, this Agreement shall not confer any rights, benefits or remedies to any person or entity not a Party hereto. The preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought by and administered by a Party to this Agreement.

(g)                                  No Merger; Survival.  None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed. Except for Seller’s Fundamental Representations, which shall survive for the applicable statute of limitations period, the representations and warranties made by Seller in Section 4 above and by Buyer in Section 5 above shall survive the Closing until the Post-Closing Date, shall expire automatically upon the Post-Closing Date, and no Claims for breach thereof shall be made after the Post-Closing Date.

(h)                                 Expenses and Fees.  Except as expressly stated herein to the contrary, each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker or investment banker fees.

(i)                                     Arbitration.  Any dispute arising under this Agreement shall be determined by binding arbitration. Arbitration shall be commenced by either Party delivering to the other Party written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute. The Parties shall use their reasonable efforts to agree upon a single arbitrator, who shall be a neutral, disinterested party, who has never been an officer, director, employee or attorney of any of the Parties or any of their Affiliates, who has not less than ten (10) years experience in the oil and gas industry, and who has a formal financial, accounting, petroleum engineering or legal education. If the Parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each Party shall each select its own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the two arbitrators so selected shall select a third arbitrator on or before sixty (60) days after receipt of the Arbitration Demand. The arbitration shall take place in Houston, Texas, and shall be conducted under the complex litigation procedures of the American Arbitration Association. The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before thirty (30) days after the arbitration hearing. The decision of the single arbitrator, if one, or the majority of the arbitrators, if more than one, shall be final, binding and non-appealable. The fees charged by the arbitrators for the arbitration shall be paid one-half by Buyer and one-half by Seller. The arbitrator’s shall award the prevailing party its reasonable attorneys’ fees, expert witness fees and related out-of-pockets costs incurred with respect to the arbitration. Notwithstanding anything to the contrary herein, either Party may apply to any court of competent jurisdiction to enforce any arbitration award, specific performance or injunctive relief hereunder.

(j)                                    Governing Law.  This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of Texas, without regard to any conflicts of laws principles that would cause the application of Law from another jurisdiction.

(k)                                 Attorney’s Fees.  In the event of any disputes related to this Agreement, the prevailing Party shall recover its court costs, out-of-pocket costs, expert witness fees and reasonable attorneys’ fees from the opposing Party.

(l)                                     Press Releases.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties, which shall not be unreasonably condition, delayed or withheld. Notwithstanding the foregoing, any Party may make any public disclosure that such Party believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case such Party shall use all reasonable efforts to advise the other Parties, and allow the other Parties an opportunity to comment on the proposed disclosure, prior to making the disclosure).

(m)                             Interpretation.  For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer and Seller, and their respective counsel; (ii) Buyer and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

(n)                                 Construction.  The headings of the articles and sections of this Agreement and any listing of its contents shall not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.

(o)                                 Timing.  The Parties hereby acknowledge and agree that time is of the essence of this Agreement.

(p)                                 Further Assurances.  Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

(q)                                 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.  In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” file were an original thereof.

[signature page follows]

EXECUTED on the date first written above, to be effective for all purposes as of the Effective Time.

SELLER:		BUYER:

ROCK OIL COMPANY, LLC		SN Cotulla Assets, LLC

		By:	/s/ Tony Sanchez, III
By:	/s/ Kyle R. Miller	Name:	Tony Sanchez, III
Name:	Kyle R. Miller	Title:	President & CEO
Title:	President